EXHIBIT 99.1

News Release
Andrew Corporation
10500 West 153rd Street, Orland Park, IL USA 60462 Tel: 708-349-3300 www.andrew.com

ANDREW CORPORATION REPORTS
$482 MILLION IN SALES AND RECORD ORDERS OF $507 MILLION

Analyst/Investor Contact:
	•	Total sales increased 8% year-over-year to $482 million
Scott Malchow
Investor Relations 708-873-8515	•	Wireless Infrastructure sales increased 13% year-over-year to $448 million

Media Contact:	•	Record orders were $507 million, up 14% year-over-year, resulting in a book-to-bill ratio of 1.05

Rick Aspan
Public Relations publicrelations@andrew.com 708-349-5166	•	Gross margin improved to 24.2%, excluding a previously announced $19.8 million warranty provision that reduced reported gross margin by 410 basis points
	•	Net income per share was $0.02, including $0.11 per share of significant items impacting comparability
	•	Cash flow from operations was $27 million
	•	Received Supplier of the Year Award for 2004 from Nortel Networks
	•	Received Best Supplier Award in Brazil for 2004 from Siemens
	•	Resolved outstanding legacy litigation
	•	Acquired Xenicom for approximately $11 million in cash

ORLAND PARK, IL, April 28, 2005 – Andrew Corporation reported second quarter sales of $481.8 million, up 8% from $447.1 million in the year ago quarter. Higher sales were primarily due to a 13% increase in sales for Wireless Infrastructure, offset partially by lower sales for Satellite Communications. Orders for the second quarter were a record $507 million, up 14% versus the prior year quarter. The book-to-bill ratio was 1.05, reflecting the highest ratio since the third quarter of fiscal 2002.

“Our sales were above the high-end of our guidance, as sales and order momentum increased in March,” said Ralph Faison, president and chief executive officer, Andrew Corporation.

Net income was $3.1 million or $0.02 per share, compared to net income of $10.2 million or $0.06 per share in the year ago quarter.

As previously announced, the company recorded a charge of $19.8 million or $0.07 per share to cover costs above normal warranty provisions associated with abnormally high field failure rates for a specific component used in certain base station subsystem product lines.

Additionally, the company recorded a charge of $5.5 million or $0.02 per share for legal fees and settlement costs associated with two significant litigation matters that have been resolved.

“We are satisfied with our progress in addressing the component situation and are continuing discussions with appropriate third parties,” said Faison. “In addition, we are pleased to resolve two significant legacy litigation issues that were pending against the company.”

The most significant litigation matter was the arbitration claim up to the indemnification limit of $40 million, brought by the purchasers of the company’s interest in certain Russian ventures in December 2001. The arbitration panel dismissed this claim without liability to the company. The second significant matter was litigation pending against the company brought by the founders of Comtier, a company in which Andrew first invested in 1995. This litigation was settled on terms the company believes are favorable and specific details are not being disclosed.

Second quarter net income was also affected by intangible amortization of $5.4 million or $0.02 per share, a pre-tax gain of $1.0 million related to the sale of assets, and pre-tax restructuring charges of $0.9 million. The year ago quarter included intangible amortization of $9.9 million or $0.04 per share, pre-tax restructuring charges of $2.8 million or $0.01 per share, and a pre-tax gain of $1.4 million related to the sale of assets.

The company used an effective tax rate of 38.7% and 180.0 million shares to calculate the per share impact of items for the second quarter of fiscal 2005. The following table is a summary of significant items impacting the comparability of earnings per share amounts for the three months ended March 31, 2005, and March 31, 2004:

	Three Months Ended
Summary of Significant	March 31,
Items Impacting Results	2005	2004
Intangible amortization	$(0.02)	$(0.04)
Restructuring charges	(0.00)	(0.01)

Sub-total	$(0.02)	$(0.05)

Warranty provision	(0.07)	N/A
Litigation	(0.02)	N/A

Total	$(0.11)	$(0.05)

The top 25 customers represented 70% of sales compared to 68% in the prior quarter and 69% in the year ago quarter. Major original equipment manufacturers (OEMs) accounted for 41% of sales compared to 41% in the prior quarter and 43% in the year ago quarter. The largest customer for the second quarter was Lucent Technologies at 10.7% of sales.

2	One Company. A World of Solutions.

SALES BY MARKET SEGMENT AND MAJOR REGION

	Three Months Ended
	March 31,		%	%
Sales by Market Segment	2005	2004	Change	Total
Wireless Infrastructure	$448	$396	13	93
Satellite Communications	34	51	(33)	7

Total	$482	$447	8%	100%

Wireless Infrastructure sales increased 13% versus the prior year quarter driven by an overall increase in demand from all major geographic regions. Satellite Communications sales decreased 33% versus the prior year quarter driven by an anticipated decline for certain products supporting the consumer broadband satellite market.

	Three Months Ended
	March 31,		%	%
Sales by Major Region	2005	2004	Change	Total
Americas	$256	$254	1%	53%
Europe, Middle East, Africa	165	133	24	34
Asia Pacific	61	60	2	13

Total	$482	$447	8%	100%

Americas

Antenna and Cable Products increased versus the prior year quarter driven by network expansion and coverage requirements in North America and Latin America and the inclusion of sales from the acquisitions of MTS Wireless Components and ATC Tower Services. Wireless Innovations increased compared to the year-ago quarter driven by an increase in operator needs for distributed coverage solutions. Network Solutions declined versus the prior year quarter due to a reduction of geolocation hardware installations. Satellite Communications declined due to a reduced level of involvement in certain consumer broadband satellite programs.

“Following the close of the second quarter, we were informally notified by one of our customers that they have chosen a competitive solution for future E911 geolocation hardware,” said Faison. “We believe that this decision may have been influenced by acquisition-related factors, more so than technology or performance issues. Assuming no cancellation of existing backlog with this customer, our outlook for the remainder of fiscal 2005 for geolocation and our priorities for Network Solutions remain essentially unchanged. Consistent with previous expectations, we anticipate that sales of geolocation products, within Network Solutions, will decline from slightly over $150 million in fiscal 2004 to approximately $115 million in fiscal 2005 and approximately $65 million in fiscal 2006, when on-going maintenance and support, Tier II and Tier III operators, and international opportunities are expected to drive the majority of sales.”

3	One Company. A World of Solutions.

Europe, Middle East, Africa (EMEA)

Sales increased 24% compared to the prior year quarter due mainly to Antenna and Cable Products and Wireless Innovations supporting network upgrades, expansion and distributed coverage requirements in Western Europe and emerging markets. EMEA sales also benefited from favorable foreign currency exchange rates due mainly to a weaker dollar against the euro.

Asia Pacific

Sales were relatively flat versus the prior year quarter. Higher sales in Antenna and Cable Products and Wireless Innovations supporting network upgrade, expansion and distributed coverage requirements in India and China, were offset by a decline in Base Station Subsystems versus the prior year quarter due mainly to the timing of OEMs supporting network upgrades and the pending issuance of 3G licenses in China.

RECENT HIGHLIGHTS

•	Introduced OneBase Macroshelf, an integrated base station transceiver system (BTS) based on open standards, that incorporates the entire RF path including RF transceiver, power amplifier, filter, combiner, and related hardware into a single unit.

•	Received Supplier of the Year Award for 2004 from Nortel Networks in recognition of the company’s excellence and leadership in the attributes of value, velocity, and vision, which Nortel uses to rank its strategic and preferred vendor partners.

•	Received Best Supplier Award in Brazil for 2004 from Siemens Communications in recognition of the company’s superior performance in supply, quality, logistics and technology.

•	Acquired Xenicom for approximately $11 million in cash. Xenicom adds additional software capabilities to the Network Solutions Group and is focused on helping wireless operators manage and optimize 2G, 2.5G, and 3G wireless networks.

“We continue to introduce innovative new products that extend our addressable market to support OEM and wireless operator customers. We anticipate that 15 to 20 new products will be accelerated in the June quarter for introduction over the next several months based on specific customer demand. These products represent new categories of products for these customers and encompass leading edge remote electrical tilt (RET) antenna and integrated products for base station subsystem components,” said Faison. “Receiving three separate supplier of the year awards, including Lucent Technologies Supplier of the Year Award for 2004 in the first fiscal quarter 2005, continues to validate our ability to offer advanced products and full system solutions as a strategic partner to our customers.”

SECOND QUARTER FINANCIAL SUMMARY

Gross margin was 20.1%, compared with 23.3% in the prior quarter and 24.7% in the year ago quarter. Approximately 410 basis points of the gross margin decline versus the prior year was due to the $19.8 million pre-tax charge to cover additional costs above normal warranty provisions associated with abnormally high field failure rates for a specific component used in certain base station subsystem product lines.

Excluding the charge for warranty provisions, gross margin was 24.2% for the second quarter. Gross margin, taking into account this exclusion, has increased significantly for the second quarter in a row due mainly to the completed relocation of certain manufactured product lines

4	One Company. A World of Solutions.

within the Antenna and Cable Product Group, lower sales of Satellite Communications and an improving product mix in North America.

Research and development expenses were $25.6 million or 5.3% of sales, compared to $28.5 million or 6.4% of sales in the year ago quarter. Research and development expenses decreased as a percentage of sales due mainly to higher sales leverage and a continued focus on project rationalization. Sales and administrative expenses were $58.3 million or 12.1% of sales, compared to $52.7 million or 11.8% of sales in the year ago quarter. Sales and administrative expenses increased versus the prior year quarter due to $5.5 million of legal costs associated with the settlement of outstanding legacy litigation.

“Excluding charges for costs associated with the resolution of outstanding legacy litigation, total research and development and sales and administrative expenses declined in absolute dollars despite an 8% increase in sales, further demonstrating the strength of operating leverage in our business model,” said Faison.

Intangible amortization decreased to $5.4 million in the second quarter, compared to $9.9 million in the prior year quarter due mainly to a reduction of amortized costs associated with the acquisition of Celiant in June 2002. It is anticipated that total intangible amortization will decrease from $38.3 million in fiscal 2004, to approximately $23.0 million in fiscal 2005. Included in operating income is a $1.0 million gain from the sale of assets.

Interest income increased to $1.4 million in the second quarter, compared to $1.0 million in the year ago quarter due mainly to $0.4 million of interest income associated with a favorable resolution of certain tax-related matters. Interest expense was $3.5 million in the second quarter compared to $4.0 million in the year ago quarter.

The company’s effective tax rate for the second quarter was 38.7%, higher than 35.0% in the prior year quarter due to a geographical mix shift of earnings. Average diluted shares outstanding increased to 162 million from 160 million in the year ago quarter due mainly to 1.7 million shares issued in conjunction with the MTS Wireless Components acquisition in March 2004.

Effective March 14, 2005, the company exercised its right to cause the conversion of all the outstanding Series 7.75% Convertible Preferred Stock into shares of Andrew Common Stock. Approximately 1.4 million shares of Common Stock were issued and dividends on the Preferred Stock will no longer be payable as of the effective date.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Cash and cash equivalents were $172 million at March 31, 2005, compared to $189 million at September 30, 2004. Cash and cash equivalents declined due mainly to the acquisition of Xenicom in January 2005 for approximately $11 million in cash.

Accounts receivable were $472 million and days’ sales outstanding (DSOs) were 82 days at March 31, 2005, compared to $417 million and 74 days at September 30, 2004, and $392 million and 77 days at March 31, 2004. DSOs increased due mainly to a higher mix of international sales. Inventories were $358 million and inventory turns were 4.3x at March 31,

5	One Company. A World of Solutions.

2005, compared to $351 million and 4.3x at September 30, 2004, and $327 million and 4.1x at March 31, 2004.

Total debt outstanding was $302 million at March 31, 2005, compared to $299 million at September 30, 2004. Total debt to capital decreased to 16.2% at March 31, 2005, compared to 16.4% at September 30, 2004.

Cash flow from operations was $27.2 million in the second quarter, compared to cash flow from operations of $34.5 million in the year ago quarter. Capital expenditures were $18.4 million in the second quarter, compared to $19.9 million in the prior year quarter.

THIRD QUARTER FISCAL 2005 GUIDANCE

For the third quarter, sales are anticipated to range from $480 million to $510 million driven by improving trends in North America and global growth in Wireless Infrastructure. Gross margin is anticipated to modestly increase in the third quarter due mainly to operational improvements and a more favorable product mix, offset partially by higher raw material costs and ramp-up costs associated with multiple new product introductions.

Total operating expenses are anticipated to increase on an absolute basis compared to the second quarter, excluding the litigation costs incurred in the second quarter, due mainly to accelerated expenses for new product introductions and Sarbanes-Oxley compliance requirements. The company anticipates that it will incur $3 million to $4 million of additional costs in the third quarter related to the accelerated introduction of new products.

The company anticipates an effective tax rate of approximately 37.5%, which does not reflect the impact of any potential repatriation of cash under the American Jobs Creation Act.

Earnings per share are anticipated to range from $0.09 to $0.12, including intangible amortization and restructuring costs of approximately $0.02 per share. Average diluted shares are anticipated to be approximately 180 million due to the accounting effects of outstanding convertible debt.

“Globally, the underlying trends for wireless infrastructure continue to be positive and we are seeing signs of improved activity in North America. We are accelerating the introduction of 15 to 20 new leading edge products based on specific customer demand and our second quarter results give us further confidence that we can demonstrate sales growth above the market, improved operational performance and increased cash flow from operations in the second half of fiscal 2005.”

Attached to this news release are preliminary financial statements for the second fiscal quarter ended March 31, 2005.

Conference Call Webcast

Andrew Corporation will host a conference call to discuss its second quarter fiscal 2005 financial results on Thursday, April 28, 2005 at 8:00 a.m. CT. Investors can participate via a live webcast over the Internet at www.andrew.com. An audio replay of the conference call will be made available for 60 days following the event.

6	One Company. A World of Solutions.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

Additionally, at certain times the company will use non-GAAP financial measures, which the company believes better describes the ongoing financial results and trends of the business. The required reconciliation of these measures to GAAP measures and a more detailed discussion of the reasons for using these measures are included in the company’s Form 8-K and press release filed therewith and may be accessed from the company Web site at www.andrew.com.

- ENDS -

7	One Company. A World of Solutions.

UNAUDITED - PRELIMINARY

ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2005	2004	2005	2004
Sales	$481,828	$447,146	$955,902	$857,917
Cost of products sold	384,876	336,492	748,543	643,194

Gross Profit	96,952	110,654	207,359	214,723

Operating Expenses
Research and development	25,577	28,459	52,448	54,082
Sales and administrative	58,315	52,654	109,344	105,147
Intangible amortization	5,388	9,851	13,128	19,272
Restructuring	948	2,768	2,786	3,462
(Gain) loss on sale of assets	(1,033)	(1,402)	(1,033)	3,109

	89,195	92,330	176,673	185,072

Operating Income	7,757	18,324	30,686	29,651

Other
Interest expense	3,516	3,955	7,224	7,842
Interest income	(1,367)	(982)	(3,073)	(1,731)
Other expense, net	324	(543)	1,840	1,307

	2,473	2,430	5,991	7,418

Income Before Income Taxes	5,284	15,894	24,695	22,233

Income taxes	2,045	5,563	6,714	7,782

Net Income	3,239	10,331	17,981	14,451

Preferred Stock Dividends	115	119	232	434

Net Income Available to Common Shareholders	$3,124	$10,212	$17,749	$14,017

Basic Net Income per Share	$0.02	$0.06	$0.11	$0.09

Diluted Net Income per Share	$0.02	$0.06	$0.11	$0.09

Average Shares Outstanding
Basic	161,264	158,820	161,094	158,580
Diluted	161,593	159,590	161,499	159,114

Orders Entered	$506,972	$445,706	$959,982	$854,771
Total Backlog	$326,436	$335,698	$326,436	$335,698

PRELIMINARY

ANDREW CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31	September 30
	2005	2004
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$172,099	$189,048
Accounts receivable, less allowances (Mar. 2005 - $13,348 ; Sept. 2004 - $13,798)	471,812	416,603
Inventory	358,358	351,082
Other current assets	56,283	34,190

Total Current Assets	1,058,552	990,923

Other Assets
Goodwill	878,604	868,078
Intangible assets, less amortization	63,264	63,988
Other assets	84,119	92,590

Property, Plant and Equipment
Land and land improvements	23,496	22,607
Buildings	127,965	123,716
Equipment	514,352	496,739
Allowance for depreciation	(432,669)	(417,696)

	233,144	225,366

TOTAL ASSETS	$2,317,683	$2,240,945

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$212,277	$196,592
Accrued expenses and other liabilities	121,699	82,291
Compensation and related expenses	47,181	67,018
Restructuring	19,406	18,887
Notes payable and current portion of long-term debt	24,829	14,051

Total Current Liabilities	425,392	378,839

Deferred liabilities and minority interest	49,910	54,388
Long-term debt, less current portion	276,766	284,844

SHAREHOLDERS’ EQUITY
Redeemable convertible preferred stock liquidation preference $50 a share (120,414 shares outstanding at September 30, 2004)	—	6,021
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 162,436,202 shares issued at March 31, 2005 and 161,015,917 shares issued at September 30, 2004, including treasury)	1,623	1,610
Additional paid-in capital	674,891	666,746
Accumulated other comprehensive income	33,888	12,363
Retained earnings	855,462	837,713
Treasury stock, common stock at cost (23,124 shares at March 31, 2005 and 148,950 shares at September 30, 2004)	(249)	(1,579)

Total Shareholders’ Equity	1,565,615	1,522,874

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,317,683	$2,240,945

UNAUDITED - PRELIMINARY

ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2005	2004	2005	2004
Cash Flows from Operations
Net Income	$3,239	$10,331	$17,981	$14,451

Adjustments to Net Income
Depreciation	15,279	16,087	29,671	31,306
Amortization	5,388	9,851	13,128	19,272
Gain on sale of assets	(241)	(1,402)	(332)	(1,492)
Restructuring costs	(1,882)	(3,123)	(5,190)	(9,404)

Change in Operating Assets / Liabilities
Accounts receivable	(30,684)	(6,441)	(43,160)	(45,304)
Inventory	(8,439)	(31,227)	(5,790)	(57,873)
Other assets	(3,798)	(11,674)	(13,554)	(16,312)
Accounts payable and other liabilities	48,376	52,098	15,711	84,190

Net Cash From Operations	27,238	34,500	8,465	18,834

Investing Activities
Capital expenditures	(18,432)	(19,923)	(32,468)	(39,496)
Acquisition of businesses	(11,332)	(29,000)	(19,204)	(52,227)
Investments	—	—	—	(6,500)
Proceeds from sale of businesses and investments	—	—	9,494	3,000
Proceeds from sale of property, plant and equipment	1,799	3,232	2,352	3,781

Net Cash (Used for) Investing Activities	(27,965)	(45,691)	(39,826)	(91,442)

Financing Activities
Long-term debt payments, net	(1,308)	(6,117)	(1,633)	(17,808)
Notes payable borrowings (payments), net	—	(11)	9,064	(185)
Preferred stock dividends	(115)	(119)	(232)	(434)
Payments to acquire common stock for treasury	—	—	—	(2,472)
Stock purchase and option plans	485	1,102	669	1,738

Net Cash (Used for) From Financing Activities	(938)	(5,145)	7,868	(19,161)

Effect of exchange rate changes on cash	(5,657)	(2,925)	6,544	6,355

Decrease for the Period	(7,322)	(19,261)	(16,949)	(85,414)
Cash and Equivalents at Beginning of Period	179,421	220,116	189,048	286,269

Cash and Equivalents at End of Period	$172,099	$200,855	$172,099	$200,855